Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

     This settlement agreement (this “Agreement”) is made and entered into as of May 8, 2008, by and among Wattles Capital Management, LLC, a Delaware limited liability company, Mark J. Wattles, James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (the foregoing entity and individuals collectively, the “Wattles Group” and each individually, a “Member”) and Circuit City Stores, Inc., a Virginia corporation (the “Company”).

     WHEREAS, Wattles Capital Management, LLC has submitted a notice, dated February 25, 2008, of its intent to nominate Messrs. James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (the “Original Five Nominees”) for election to the Company’s Board of Directors (the “Board”) at the 2008 annual meeting of shareholders of the Company (such meeting including any adjournment thereof, the “Annual Meeting”), as well as a notice, dated February 28, 2008, of its intent to submit two business proposals for consideration at the Annual Meeting (the foregoing nominations and business proposals collectively, the “Proposals”); and

     WHEREAS, the Company and members of the Wattles Group have determined that the interests of the Company and its shareholders would be best served at this time by, among other things, avoiding a proxy solicitation context in connection with the Annual Meeting and the substantial expense, disruption and adverse publicity that may result therefrom.

     NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.    Board Composition.

     (a) The Wattles Group hereby withdraws Alexander M. Bond as a nominee for election at the Annual Meeting. The Company agrees to nominate three of the Original Five Nominees, excluding Mr. Bond, as selected by the Board (such three nominees together, the “Wattles Nominees”) for election to the Board at the Annual Meeting, with one of the Wattles Nominees to serve for a term of three years expiring at the Company’s 2011 Annual Meeting of Shareholders, one of the Wattles Nominees to serve for a term of two years expiring at the Company’s 2010 Annual Meeting of Shareholders, and one to serve for a term of one year expiring at the Company’s 2009 Annual Meeting of Shareholders (the “2009 Meeting”). The Board‘s Nominating & Governance Committee intends to meet with the Original Five Nominees, excluding Mr. Bond, within fourteen (14) days following the date of this Agreement to recommend to the Board the Wattles Nominees. The Board acknowledges that the Wattles Group has a preference for Mr. James A. Marcum to be selected as a Wattles Nominee and agrees to not unreasonably fail to select Mr. Marcum as a Wattles Nominee. The Company will file a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) which includes such information regarding the Wattles Nominees as is required by federal securities laws in connection with their nomination by the Company; provided that the Wattles Group will use best efforts to cooperate and provide such required information to the Company. The Board will recommend that the Company’s shareholders vote to elect the Wattles Nominees as directors, will instruct the Company’s shareholders to vote all proxies in favor of their election and will otherwise use reasonable best efforts to cause the election of the Wattles Nominees at the Annual Meeting. The Board will also recommend that the Company’s shareholders vote to elect the Wattles Nominee with a term expiring at the Company’s 2009 Annual Meeting as a director, will instruct the Company’s shareholders to vote all proxies in favor of his election and will otherwise use reasonable best efforts to cause the election of such Wattles Nominee at the Company’s 2009 Annual Meeting.

     (b) For the avoidance of doubt, in addition to the Wattles Nominees, Company intends to also nominate five individuals for election at the Annual Meeting, with each to serve for a term of three years expiring at the Company’s 2011 Annual Meeting of Shareholders except for one, who will be nominated to serve for a term of two years expiring at the Company’s 2010 Annual Meeting.

     (c) From and after the date of this Agreement, the Board shall allow James A. Marcum to be a non-voting observer (but not a member) of the Board and of the Executive Committee with the right to receive notices of, and attend all meetings of the Board and the Executive Committee and receive the same information provided to members of the Board and the Executive Committee in their capacity as such, until such time as the Board selects the Wattles Nominees and (2) the Board shall allow Lyle G. Heidemann to be a non-voting observer (but not a member of) the Board with the right to receive notices of, and attend all meetings of the Board and receive the same information provided to members of the Board in their capacity as such, until the Annual Meeting.

     (d) Following the selection of the Wattles Nominees, the Board (1) shall allow the Wattles Nominees to be non-voting observers (but not members) of the Board with the right to receive notices of, and attend all meetings of the Board and receive the same information provided to members of the Board in their capacity as such, until the Annual Meeting and (2) shall allow one of the Wattles Nominees, designated by the Wattles Group, to be a non-voting observer (but not a member) of the Executive Committee with the right to receive notices of, and attend all meetings of the Executive Committee and receive the same information provided to members of the Executive Committee in their capacity as such, until the Annual Meeting.

     (e) Except as provided in the next sentence, the size of the Board will not be increased to more than fifteen (15) directors at any time before the 2009 Annual Meeting and at or prior to the 2009 Meeting, the Company shall reduce the size of the Board by at least two members (provided that none of the Wattles Nominees shall be requested or required to resign or not to stand for reelection). In connection with and pursuant to a material third-party investment in the Company the Board may increase its size by up to three additional members to accommodate the appointment of up to three nominees to the Board in connection therewith.

     (f) If any Wattles Nominee is not elected to the Board at the Annual Meeting, (i) the Wattles Group shall thereafter be entitled to select a replacement nominee which, subject to the agreement of the Company and a determination by the Board’s Nominating & Governance

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Committee that such individual is qualified, which in each case may not be unreasonably withheld, the Company will promptly appoint to the Board to serve until the 2009 Meeting; and (ii) the Company will nominate any such replacement nominee(s) for election to the Board at the 2009 Meeting to serve for the term specified Section 1(a) for the relevant Wattles Nominee for which such replacement nominee(s) is replacing.

     (g) The Annual Meeting shall be held not later than 45 days following June 24, 2008 at the time and place indicated in the notice of annual meeting to be sent to the shareholders of the Company in connection with the Annual Meeting.

     2.     Board Committees. Immediately following the Annual Meeting, the Board will hold a meeting of the Board at which it shall (a) appoint and elect one of the elected Wattles Nominees, which Wattles Nominee shall be designated by the Wattles Group, to the Company’s Executive Committee, which Committee will be comprised of no more than four (4) directors following such appointment, and (b) appoint and elect each of the other Wattles Nominees to at least one committee of the Board.

     3.     Withdrawal of Proposals and Termination of Solicitations.

     (a) The Wattles Group and each Member thereof shall immediately cease, and shall cause each of their affiliates, associates and Representatives (each as defined below) to immediately cease any and all efforts with respect to the solicitation of proxies in support of the Proposals, and hereby irrevocably withdraw the nominations of the Original Five Nominees and the other Proposals.

     (b) From the date hereof until the date following the date of the Annual Meeting, no Member shall make, and each shall cause each of its affiliates and associates to not make, any objection to the election of the Board’s director nominees (which nominees, for the avoidance of doubt, shall include the Wattles Nominees pursuant to Section 1(a)) at the Annual Meeting. Each Member shall, and shall cause each of its associates and affiliates to, vote all shares of Company common stock which it is entitled to vote at the Annual Meeting in favor of (i) the election of each of the Company’s director nominees (which nominees, for the avoidance of doubt, shall include the Wattles Nominees pursuant to Section 1(a)), (ii) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year and (iii) the approval of the Circuit City Stores, Inc. 2008 Annual Performance-Based Incentive Plan (the matters set out in the foregoing clauses (i), (ii) and (iii), collectively, the “Company Proposals”).

     (c) The Wattles Group agrees not to allege that the Company’s preliminary or definitive proxy statement, or any preliminary or additional soliciting materials filed with the SEC in connection with the Annual Meeting, violate any of the rules or regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement not misleading.

     4.     Standstill. Without the prior written consent of the Board, each Member will not, and will cause each of its respective affiliates, associates and Representatives not to, do any of the following for a period commencing on the date hereof and ending on the earlier to occur of

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(i) the day after the date of the 2009 Meeting or (ii) the date that is ninety (90) days after the one-year anniversary date of the Annual Meeting (provided, that if any such Representative violates this Section 4 while not acting on behalf of any Member, the Wattles Group, upon becoming aware of such violation, shall use its reasonable best efforts to promptly remedy or cure such violation; provided, further, that nothing in this Section 4 shall (x) limit any actions that may be taken by the Wattles Nominees acting in their capacities as directors of the Company consistent with their fiduciary duties, (y) require any member of the Wattles Group to vote in any way (except as required by Section 3(b) of this Agreement) on matters put to shareholders of the Company for their approval or (z) in any way limit the Wattles Group’s or the Wattles Nominees’ ability to make suggestions, recommendations or proposals to the Company, the Board or any of the directors of the Company so long as such suggestions, recommendations or proposals are not disparaging to the Company, its management or board of directors):

     (a) (i) acquire, offer or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Wattles Group (together with any other person or entity, partnership, limited partnership, syndicate or other “group” referred to in this Section 4(a)) owning, controlling or otherwise having any ownership interest in more than fifteen (15) percent of the outstanding shares of common stock of the Company, provided that this Section 4(a) shall not prohibit the acquisition of, offer to acquire or agreement to acquire, all of the outstanding shares of common stock of the Company or (ii) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by such Member to any Third Party which would result in such Third Party, together with its affiliates and associates having any ownership interest in more than fifteen (15) percent of the outstanding shares of common stock of the Company;

     (b) (i) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (ii) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) shareholders of the Company for the approval of shareholder proposals in connection with the election or removal of directors of the Company, or (iv) induce or attempt to induce any other person or entity to initiate any such shareholder proposal; provided, however, that nothing herein shall limit the ability of the Wattles Group to issue any communication contemplated by Rule 14a-1(l)(2)(iv) stating how they intend to vote and the reasons therefor with respect to any extraordinary transaction of any kind or nature between the Company and any third party unaffiliated with the Wattles Group; provided further that nothing herein shall limit the

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ability of the Wattles Group to engage, or in any way participate, directly or indirectly, in any “solicitation” of proxies or consents relating to a transaction of any kind or nature between the Company and any third party unaffiliated with the Wattles Group that is being submitted for a vote of the shareholders;

     (c) form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company in connection with any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), other than a “group” that (1) includes all or some lesser number of the persons or entities identified as “Reporting Persons” (or affiliates thereof) in the Wattles Schedule 13D (defined below) and the signatories to this Agreement, and (2) does not include any other members who are not currently identified as Reporting Persons (or affiliates thereof) or parties to this Agreement;

     (d) deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

     (e) seek, alone or in concert with others, (1) to call a meeting of shareholders or solicit consents from shareholders or conduct a nonbinding referendum of shareholders, (2) to obtain representation on the Board except as otherwise expressly permitted in this Agreement, (3) to effect the removal of any member of the Board, provided that this shall not pertain to any members of the Wattles Group who are directors of the Company, (4) to make a shareholder proposal at any meeting of the shareholders of the Company except as otherwise expressly permitted in this Agreement, or (5) to amend any provision of the Company’s certificate of incorporation or bylaws; provided, however, that nothing herein shall limit any actions that may be taken by the Wattles Nominees acting in their capacities as directors of the Company consistent with their fiduciary duties;

     (f) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than 15% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 15% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, provided that this Section 4(f) shall not prohibit actions in respect of an acquisition of, offer to acquire or agreement to acquire, all of the outstanding shares of common stock of the Company;

     (g) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

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     For purposes of the foregoing provisions of this Section 4, the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and the term “Third Party” shall mean any person or entity that is not a party to this Agreement, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

     5.     Schedule 13D Filing. The Wattles Group shall promptly file an amendment to the Schedule 13D regarding the Company’s common stock filed with the SEC on January 22, 2008, as amended on February 28, 2008 and March 3, 2008 (the “Wattles Schedule 13D”), reporting the entry into this Agreement and the irrevocable withdrawal by the Wattles Group of the Proposals.

     6.     Due Diligence. In the event Wattles Capital Management, LLC, Mark Wattles or any of their affiliates expresses an interest in acquiring the Company, the Company will allow Wattles Capital Management, LLC and Mark Wattles to conduct due diligence in connection with an offer that is reasonably capable of being consummated, subject only to customary confidentiality arrangements.

     7.     Company Proposals. The Company will not propose or recommend any matters for consideration by the Shareholders at the Annual Meeting other than the Company Proposals, unless Wattles Capital Management, LLC provides its prior written consent.

     8.     Expenses. On or prior to June 6, 2008, the Company shall reimburse the Wattles Group for its reasonable, documented and actual out-of-pocket fees and expenses incurred by the Wattles Group prior to the date hereof in connection with (i) the Proposals and the potential proxy solicitations referred to in the Wattles Group’s notices thereof, including but not limited to travel expenses, any fees related to the identification and selection of the Original Five Nominees and the preparation and filing of all filings with the SEC and (ii) the negotiation of this Agreement and the preparation and filing of all filings with the SEC required hereunder, not to exceed $700,000 in the aggregate. All other fees and expenses incurred by each of the parties hereto in connection with the matters contemplated by this Agreement shall be borne by such party.

     9.     Confidentiality. Each Member acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Wattles Group by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ directors officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”). Each Member agrees that the Confidential Information will be kept confidential and that the Members and their Representatives will not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless disclosure is required by applicable laws or regulations; provided, however, that the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of disclosure by any Member or any Representative thereof, or (b) was independently acquired by the Member without violating any of the obligations of any Member, the Wattles Group or their Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any Member or any of their Representatives. Each Member agrees to undertake rea-

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sonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 8 by any Representatives of any Members, including taking all reasonable measures (including but not limited to court proceedings) to restrain Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

     10.     Press Release and Other Public Disclosures. The Company and the Wattles Group shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit A as soon as practicable on or after the date hereof. This Agreement shall not in any way limit the ability of the Wattles Group to make public disclosures regarding the Company that are not disparaging to the Company, its management or board of directors and that are not otherwise inconsistent with the provisions of this Agreement.

     11.     Representations and Warranties.

     (a) Each Member of the Wattles Group, on behalf of himself or itself, as applicable, represents and warrants that (a) each Member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by each Member, constitutes a valid and binding obligation and agreement of each Member and is enforceable against each Member in accordance with its terms.

     (b) The Company hereby represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

     12.     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt, (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with a copy (which shall not constitute notice) to:

Circuit City Stores, Inc.	Wachtell, Lipton, Rosen & Katz
9950 Mayland Drive	51 West 52nd Street
Richmond, VA 23233	New York, NY 10019
Attention: General Counsel	Attention: Andrew Brownstein or James Cole
Facsimile: (804) 486-4877	Facsimile: (212) 403-2000

If to the Wattles Group or any Member:	with a copy (which shall not constitute notice) to:

Wattles Capital Management, LLC	Olshan Grundman Frome Rosenzweig &

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7945 W. Sahara Ave. Suite 205	Wolosky LLP
Las Vegas, NV 89117	Park Avenue Tower
Attention: Mark J. Wattles	65 East 55th Street
Facsimile: (303) 412-2502	New York, NY 10022
Attention: Steven Wolosky
Facsimile: (212) 451-2222

     13.     Assignments. This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.

     14.     Remedies. Each of the members of the Wattles Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Wattles Group, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

     15.     Governing Law. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of laws principles. The parties agree that any action or proceeding in respect of any claim arising out of or related to this letter agreement exclusively in the United States District Court for the Southern District of New York (the “Chosen Court”) and (i) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chosen Court for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby, (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Court and (iii) waive any objection that the Chosen Court are an inconvenient forum or lack jurisdiction.

     16.     No Waiver. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     17.     Amendments; Counterparts. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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     18.     No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

     19.     Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

CIRCUIT CITY STORES, INC.

By: /s/ Philip J. Schoonover
Name: Philip J. Schoonover
Title: Chairman, President and CEO

WATTLES CAPITAL MANAGEMENT, LLC

By: /s/ Mark J. Wattles
Name: Mark J. Wattles
Title:

MARK J. WATTLES

By: /s/ Mark J. Wattles

JAMES A. MARCUM

By: /s/ James A. Marcum

ELLIOTT WAHLE

By: /s/ Elliott Wahle

DON R. KORNSTEIN

By: /s/ Don R. Kornstein

ANTHONY BERGAMO

By: /s/ Anthony Bergamo

ALEXANDER M. BOND

By: /s/ Alexander M. Bond